Exhibit 99.3
Letter to Shareholders
Over the past quarter, we continued to execute Terraform Power’s business plan, which we believe will be largely resilient to changes in macroeconomic conditions. Since February, there has been a marked increase in the volatility in the equity and debt markets. The VIX stock market volatility index increased by over 40% in the first quarter compared to its average for 2017. With greater uncertainty, companies that rely on open access to the equity market to achieve their growth targets have fallen out of favor. As an example, the master limited partnership sector has declined by 21% from its 52-week high versus a decline of just 6% by the S&P 500. Concurrently, the prolonged growth of the U.S. economy has recently begun to stoke concerns of inflation amongst investors. With the yield on the U.S. ten-year treasury nearing 3 percent, investors have started to rotate out of yield-oriented securities in favor of those that offer total return.
We witnessed the beginning of this change in investor sentiment during the fourth quarter of last year, when Brookfield completed its investment in TerraForm Power. As a result, we developed a business plan that will be primarily driven by executing on cost savings and organic growth initiatives over the next five years, including:

•	Approximately $25 million in annual cost savings achieved over the next two to three years;

•	CAFD per share accretion from the expected acquisition of Saeta Yield (“Saeta”); and

•	A modest amount of organic growth and add-on acquisition opportunities.

Importantly, since our five-year business plan only requires the issuance of up to $100 million of equity following the expected close of Saeta, it is not dependent on favorable equity market conditions. Further, given that approximately 85% of our existing debt is either fixed-rate or swapped, TerraForm Power is largely insulated from interest rate risk. With our current dividend yield of around 7% and a targeted growth rate of 5% to 8% per year, TerraForm Power is well-positioned to deliver a low-to-mid teens total return to our shareholders, irrespective of macroeconomic factors or capital market volatility.
Growth Initiatives
Over the past few months, we have made significant progress executing an outsourcing agreement for all of our wind fleet. We are currently in advanced negotiations with an original equipment manufacturer to provide a full-wrap, long-term service agreement (“LTSA”). The scope of the LTSA would include comprehensive wind turbine operations and maintenance (O&M) as well as other balance of plant services for a term of 10 years, with flexibility to terminate early. The agreement would also lock in pricing and provide availability guarantees that are consistent with our business plan. We anticipate finalizing the agreement within the next few weeks. While we expect a modest amount of transition costs in order to implement the agreement, we should begin realizing cost savings in the second half of 2018. Combined with the $10 million in cost savings we expect to achieve on a run rate basis by the end of the second quarter, we are confident we will realize approximately $25 million in annual cost savings over the next two to three years.

In April, we received approval from Spain’s National Securities Market Commission (CNMV) of the prospectus for our tender offer to acquire Saeta, including approval of our €12.20 per share offer price as a fair price for a delisting tender offer. Saeta is a European renewable power company with 1,000 MW of wind and solar capacity that has an average remaining life in excess of 23 years. It has historically produced very stable cashflow, with an average contract and/or regulatory life of approximately 14 years. Commencing this week, we will launch a voluntary tender offer to acquire 100% of Saeta, which is supported by irrevocable commitments to purchase over 50% of Saeta’s shares. To the extent we acquire over 90% of Saeta’s shares in the voluntary offer, we will immediately proceed with a merger to acquire the remainder of Saeta. If we acquire less than 90% of Saeta’s shares, we will be able to delist Saeta’s shares by means of a purchase order at the approved price of €12.20 per share, which we anticipate launching shortly after the close of the voluntary offer. In either case, we are very confident we will acquire the vast majority of Saeta’s shares through tender offers by mid-summer.
Since February, it has become apparent to us that the volatility in the capital markets will likely continue for some period of time. As a result, we believe that it is prudent to consider increasing the equity to fund the Saeta transaction from $400 million up to $650 million, which is consistent with our initial underwriting and target returns. If we do so, we believe this would further strengthen our balance sheet and ensure that we have ample access to liquidity. The remainder of the ~$1.2 billion purchase price would be funded with ~$350 million in non-recourse debt raised from TerraForm Power’s unencumbered assets and ~$200 million of cash released from Saeta’s balance sheet. With the incremental equity, the Saeta acquisition would still be very accretive to TerraForm Power’s CAFD per share, and we expect our proforma corporate debt-to-cash flow ratio will decline to within our 4.0x to 5.0x goal, furthering our long-term plan to establish an investment grade rating. With a strong balance sheet and nearly $1 billion of available liquidity under committed facilities after the acquisition closes, we would be well-positioned to make opportunistic acquisitions in this period of market turbulence should they arise.
In addition to opportunistic acquisitions such as Saeta, we are looking for ways to take advantage of investment opportunities within our existing portfolio and to build our pipeline of organic growth opportunities. We are in late stage negotiations to acquire a 6 MW portfolio of operating distributed solar generation assets located in California and New Jersey pursuant to a right of first offer (“ROFO”) associated with a prior acquisition. Expected returns are at the high end of our target range with potential upside from executing our business plan. We have a ROFO on an additional 15 MW of operating distributed solar assets with the same seller, which we may be able to exercise in phases over the next 9-18 months.
We are also progressing a number of opportunities to establish relationships with developers in North America and Europe whereby we may provide capital to fund their pipeline of shovel-ready development projects and add-on acquisitions. We are in discussions with a renewable power developer in Europe in which we would commit capital to fund a strategy to consolidate small, regulated solar facilities in Spain. We are targeting returns on this program that would be accretive to our target return for Saeta.
Operations

In mid-January, the failure of a single faulty blade caused the collapse of a tower at our Raleigh wind facility in Dillon, Ontario. While the incident did not cause any injuries or impact the broader community, it reduced our CAFD for the quarter by approximately $6 million. In order to determine the root cause of the blade failure, we removed from service all 70 turbines at Raleigh and Bishop Hill that utilize the same blades. After a thorough investigation and rigorous inspections of the blades, all turbines were returned to service between mid-March and the end of April.
Excluding outages related to Raleigh, our fleetwide performance was in-line with the same period in the prior year. In addition to the wind outsourcing agreement, we are making progress on our plan to enhance availability at our solar sites. We are in the process of evaluating each of our solar assets that have below average availability to determine the root cause of the underperformance. This will result in a performance improvement plant that should increase availability to our target of 97% and enhance the cash flow of our solar fleet. Finally, the replacement of the battery energy storage system (BESS) at one of our wind farms in Maui is progressing on scope, schedule and budget.
Financial Results
Beginning this quarter, we will report CAFD using the definition that we disclosed last year, which we believe will provide a more meaningful measure for investors to evaluate our financial performance and our ability to pay dividends. As compared to preceding periods, CAFD has been revised to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures made during the quarter with the average long-term sustaining capital expenditures necessary to maintain the reliability and efficiency of our assets, and (iii) levelize debt service payments paid during the year rather than including the cash principal and interest payments made during a given quarter. For consistency purposes, we will also begin reclassifying into Adjusted EBITDA certain capital expenditures that we expect will be covered under our long-term service agreement and will be reported as O&M expense, prospectively. As a result of these changes, we expect less volatility in our quarterly CAFD than in previous years.
During the first quarter, our portfolio performed broadly in-line with expectations, excluding the impact of the outages related to Raleigh, delivering Adjusted EBITDA and CAFD of $102 million and $29 million, respectively. This represents a decrease in Adjusted EBITDA of $1 million but an increase of CAFD of $10 million compared to the same period last year. The decrease in Adjusted EBITDA was largely attributable to the transmission outage at Bishop Hill, which was partially offset by stronger resource at our utility scale solar facilities compared with the same period in the prior year. The increase in CAFD resulted from reduced interest expense that more than offset the decline in Adjusted EBITDA. Interest savings were driven by the attractive senior note, term loan B and corporate revolver refinancings completed in Q4 2017 as well as lower debt balances. For the first quarter, our total operating expenses on an annualized basis were $181 million, compared to total operating expenses of $191 million in 2017. The $10 million reduction reflects efficiencies from our organization structure and other cost savings initiatives. Deducting the nonrecurring lost revenue of $6 million related to Raleigh, Adjusted EBITDA was $96 million and CAFD was $23 million, representing a decline of $7 million, and an increase of $4 million for the quarter, respectively, compared to the same period in the prior year. We also recorded a non-cash asset impairment charge of $15 million due to the rejection of a Solar Renewable Energy Credit (“SREC”) contract with First Energy Solutions, which recently filed for bankruptcy.
Note that we have also enhanced our supplemental reporting package to better facilitate the assessment of our business by investors. Going forward, we will be providing an estimate of long-term average annual generation (LTA) by segment, which is defined as energy at the point of delivery, net of all recurring losses and constraints. Our LTA represents the level of production we expect to achieve by 2019 as we improve the performance of our fleet. In the short-term, we recognize that wind and irradiance conditions will vary from one period to the next. However, we expect our facilities will produce in-line with their long-term averages over time. We believe that comparing actual generation levels against LTA will enable investors to better assess the impact of an important factor that affects our business results.
Outlook
Looking forward, all of Terraform Power’s turbines at Raleigh and Bishop Hill have returned to service, which will benefit our financial results for the remaining three quarters of this year. We expect to close Saeta in June/July of this year and realize the accretive benefits of this transaction for most of the second half of 2018. The addition of Saeta’s assets to our existing portfolio will provide TerraForm Power an impressive level of resource and geographic diversity, including one dozen different geographic sub-regions. Since the majority of Saeta’s revenues are driven by the Spanish regulatory framework rather than variable production, this will further reduce the impact of solar or wind resource on Terraform Power’s financial results.
Recent actions at the corporate, state and local levels demonstrate the momentum of the renewable power industry in the United States. Industry analysts estimate that nine corporates signed PPAs for nearly 2 GW of renewables in the first quarter of 2018. These high levels of corporate procurement should bolster our repowering efforts. Given the recently passed renewable portfolio standard (RPS) in New Jersey, which requires procurement of 50% of power from renewable sources by 2030, and many other states considering similar RPS levels, the demand for renewable power is poised to continue growing. With control of high resource sites in attractive markets, TerraForm Power is well-positioned to capture long-term value from its existing asset base.
We are grateful for your continued support and look forward to updating you on our progress in the coming quarters.

Sincerely,

John Stinebaugh
Chief Executive Officer
May 1, 2018